EXHIBIT 4.33

FIRST AMENDMENT TO SAVINGS AND PROFIT SHARING PLAN FOR
EMPLOYEES OF FIRST INTERSTATE BANCSYSTEM, INC. – 2002 RESTATEMENT

     The Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc., as restated effective January 1, 2002 (the “Plan”), is hereby amended as follows:

ARTICLE 1

     Paragraphs (3) and (4) of Section 2.1(k) of the Plan, “Compensation,” are amended to read as follows, effective January 1, 1997 (i.e., as if included in the January 1, 2001 restatement of the plan pursuant to the effective date provisions contained in Section 1.1 thereof):

(3)	Section 415 Compensation. For purposes of applying the limits of section 415 of the Code, as described in section 4.12, Compensation means an Employee’s compensation as defined in section 415(c)(3) of the Code and the applicable Regulations thereunder including, in Plan Years ending after December 31, 1997, elective contributions that are made by the Employer on behalf of the Employee which are excludable from the Employee’s income under Code section 125 or section 402(h). For Plan Years beginning on and after January 1, 2001, Section 415 Compensation paid or made available during such years shall include elective amounts that are not includible in the gross income of the Employee by reason of Code Section 132(f)(4).

(4)	Annual Compensation Limit. For Plan Years beginning on or after January 1, 1994 and prior to January 1, 2002, the Annual Compensation of each Employee taken into account under the Plan shall not exceed the OBRA ’93 annual compensation limit. The OBRA ’93 Annual Compensation limit is $150,000, as adjusted by the Secretary of the Treasury for increases in the cost of living in accordance with section 401(a)(17)(B) of the Code. The Annual Compensation of each Participant taken into account in determining allocations for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with section 401(a)(17)(B) of the Code. Annual Compensation means Compensation, as defined in paragraphs (1) and (2) hereof, during the Plan Year or such other consecutive 12-month period over which Compensation is otherwise determined under the plan (the “Determination Period”). The cost-of-living adjustment in effect for a calendar year applies to annual Compensation for the Determination Period that begins with or within such calendar year.

ARTICLE 2

     The fifth unlettered paragraph in subsection (b)(4) of Section 6.6 of the Plan, “Withdrawals,” is amended to insert the phrase “on account of financial hardship” after “under this paragraph (4),” and as so amended the entirety of said paragraph (including subparagraphs (i) and (ii) thereof) shall read as follows:

Upon the withdrawal of any part of a Member’s Before-Tax Contributions Account under this paragraph (4) on account of “financial hardship,” any election of Before-Tax Contributions by that Member shall be cancelled. The Member shall next be permitted to have Before-Tax Contributions made on his behalf as follows:

(i)	A Member who receives a distribution of Before-Tax Contributions before calendar year 2002 on account of “financial hardship” shall next be permitted to have Before-Tax Contributions made on his behalf on or after the January 1, April 1, July 1, or October 1 coincident with or next following the first anniversary of such withdrawal, by making a new election in accordance with section 4.3(a).

(ii)	A Member who receives a distribution of Before-Tax Contributions after December 31, 2001, on account of “financial hardship” shall be prohibited from having Before Tax Contributions made on his account under this Plan, and shall be prohibited from making elective deferrals and employee contributions under all other plans of the Employer, for six months after receipt of the distribution. The Participant may resume having Before-Tax Contributions made on his behalf as of the first day of any month following the six-month period of suspension, by making a new election in accordance section 4.3(a).

ARTICLE 3

Except as modified herein, all provisions of the Plan shall remain in full force and effect. DATED this 4th day of August, 2003.

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ ROBERT A. JONES

Senior Vice President, HAMG

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